Consolidated Financial Statements

                  Bank of Hawaii and subsidiaries

          Years ended December 31, 1997, 1996 and 1995 with Report of Independent Auditors

                  Bank of Hawaii and subsidiaries

                 Consolidated Financial Statements

            Years ended December 31, 1997, 1996 and 1995




Contents

Report of Independent Auditors . . . . . . . . . . . . . . 1
Consolidated Statements of Condition . . . . . . . . . . . 2
Consolidated Statements of Income . . . . . . . . . . . . .4
Consolidated Statements of Shareholder's Equity . . . . . .6
Consolidated Statements of Cash Flows . . . . . . . . . . .7
Notes to Consolidated Financial Statements . . . . . . . . 9

                Report of Independent Auditors


Board of Directors
Bank of Hawaii

We have audited the accompanying consolidated statements of condition of Bank of Hawaii and subsidiaries as of December 31, 1997, 1996 and 1995, and the related consolidated statements of income, shareholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bank of Hawaii and subsidiaries at December 31, 1997, 1996 and 1995, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


                               /s/ ERNST & YOUNG LLP


January 23, 1998
except for Note 16, as to which the date is February 17, 1998

                                       Bank of Hawaii and subsidiaries

                                     Consolidated Statements of Condition


                                                                                            December 31
                                                                           1997                1996               1995
                                                                        ----------------------------------------------
                                                                                          (In Thousands)

Assets
Interest-bearing deposits                                          $   335,128         $   612,771        $   772,874
Investment securities
 -Held to maturity (market value of
  $1,103,375, $1,125,614 and
  $1,115,290, respectively)                                          1,101,617           1,125,455          1,109,805
 -Available for sale                                                 2,382,098           2,334,420          2,152,368
Funds sold                                                              80,457             141,920            116,173

Loans:                                                               7,659,518           7,414,235          6,889,331
 Unearned income                                                      (194,379)           (169,767)          (132,572)
 Allowance for loan losses                                            (144,390)           (149,431)          (133,872)
                                                                   ---------------------------------------------------
Net loans                                                            7,320,749           7,095,037          6,622,887
                                                                   ---------------------------------------------------
Total earning assets                                                11,220,049          11,309,603         10,774,107

Cash and non-interest bearing deposits                                 677,922             561,076            449,938
Advances to affiliates                                                       -              15,000             25,000
Premises and equipment                                                 251,514             255,123            228,378
Customers' acceptance liability                                         21,258              21,178             16,825
Accrued interest receivable                                             76,441              78,701             76,374
Other real estate                                                        4,265               8,765              7,986
Intangibles, including goodwill                                         57,372              62,191             49,885
Other assets                                                           155,528             156,401            148,528
                                                                   ---------------------------------------------------
Total assets                                                       $12,464,349         $12,468,038        $11,777,021
                                                                   ===================================================

Liabilities and shareholder's equity
Domestic deposits:
 Demand-non-interest bearing                                       $ 1,364,475         $ 1,381,030        $ 1,514,503
 Demand-interest bearing                                             1,621,975           1,474,761          1,350,217
 Savings                                                               667,249             754,092            882,847
 Time                                                                1,783,274           1,878,567          1,684,992
Foreign deposits:
 Demand-non-interest bearing                                           351,179             553,274             46,056
 Time due to banks                                                     660,827             804,818            664,269
 Other savings and time                                              1,200,958             929,069            605,264
                                                                   ---------------------------------------------------
Total deposits                                                       7,649,937           7,775,611          6,748,148

Securities sold under agreements to
 repurchase                                                          2,278,424           2,075,571          1,925,240
Funds purchased                                                      1,037,475             707,996            814,700
Other short-term borrowings                                            107,631             223,529            336,358
Bank's acceptances outstanding                                          21,258              21,178             16,825
Accrued pension costs                                                   17,047              18,946             21,145
Accrued interest payable                                                54,959              67,361             46,973
Payable to parent in lieu of income taxes                              143,202             135,828            144,812
Minority interest                                                        5,758               9,307              2,961
Other liabilities                                                       58,512              67,852             51,624
Long-term debt                                                         217,744             499,098            798,891
                                                                   ---------------------------------------------------
Total liabilities                                                   11,591,947          11,602,277         10,907,677

Shareholder's equity:
 Capital stock ($8 par value),
  authorized 1,875,000 shares; issued
  and outstanding 1,863,516.5 shares
  each year                                                             14,908              14,908             14,908
 Capital surplus                                                       420,341             420,341            420,341
 Unrealized valuation adjustments                                      (24,929)             (4,241)            12,576
 Retained earnings                                                     462,082             434,753            421,519
                                                                   ---------------------------------------------------
Total shareholder's equity                                             872,402             865,761            869,344
                                                                   ---------------------------------------------------
Total liabilities and shareholder's equity                         $12,464,349         $12,468,038        $11,777,021
                                                                   ===================================================

See accompanying notes to consolidated financial statements.
/TABLE

                                       Bank of Hawaii and subsidiaries

                                      Consolidated Statements of Income


                                                                                      Year ended December 31
                                                                           1997                1996               1995
                                                                        ----------------------------------------------
                                                                                          (In Thousands)
Interest income
Interest on loans                                                      $582,688            $556,159           $515,230
Loan fees                                                                30,791              26,841             26,010
Income on lease financing                                                34,884              27,123             12,384
Interest and dividends on investment securities:
  Taxable                                                                72,707              64,160             87,283
  Non-taxable                                                             1,135               1,167              1,347
Income on investment securities available for
  sale                                                                  148,599             145,316            106,339
Interest on deposits                                                     33,298              39,904             39,370
Interest on security resale agreements                                       86                   -                445
Interest on funds sold                                                    3,726               4,039              3,442
                                                                       -----------------------------------------------
Total interest income                                                   907,914             864,709            791,850

Interest expense
Interest on deposits                                                    264,715             250,264            210,407
Interest on security repurchase agreements                              115,435             100,063            121,891
Interest on funds purchased                                              40,848              32,673             32,913
Interest on short-term borrowings                                        12,300              15,743              9,884
Interest on long-term debt                                               16,728              41,536             43,599
                                                                       -----------------------------------------------
Total interest expense                                                  450,026             440,279            418,694

Net interest income                                                     457,888             424,430            373,156
Provision for loan losses                                                29,398              21,517             16,672
                                                                       -----------------------------------------------
Net interest income after provision for loan
  losses                                                                428,490             402,913            356,484

Non-interest income
Trust income                                                             52,349              49,877             49,585
Service charges on deposit accounts                                      26,219              25,820             25,002
Fees, exchange and other service charges                                 66,852              60,032             47,452
Other operating income                                                   32,420              24,983             19,252
Investment securities gains                                               1,490                 455                887
                                                                       -----------------------------------------------
Total non-interest income                                               179,330             161,167            142,178

Non-interest expense
Salaries                                                               $153,921            $148,415           $131,404
Pensions and other employee benefits                                     48,621              45,372             40,286
Net occupancy expense                                                    40,823              35,767             37,367
Net equipment expense                                                    35,943              32,912             30,712
Other operating expense                                                 137,668             117,492             90,870
Minority interest                                                         1,488               1,444              1,116
                                                                       -----------------------------------------------
Total non-interest expense                                              418,464             381,402            331,755
                                                                       -----------------------------------------------
Income before income taxes                                              189,356             182,678            166,907
Provision in lieu of income taxes                                        67,174              63,279             63,161
                                                                       -----------------------------------------------
Net income                                                             $122,182            $119,399           $103,746
                                                                       ===============================================

See accompanying notes to consolidated financial statements.
/TABLE

                                       Bank of Hawaii and subsidiaries

                                Consolidated Statements of Shareholder's Equity

                                                                                              Unrealized
                                                                   Capital        Capital      Valuation      Retained
                                                      Total          Stock        Surplus    Adjustments      Earnings
                                                 ---------------------------------------------------------------------
                                                                  (In Thousands Except Per Share Amounts)
Balance at December 31, 1994                      $779,122         $14,908       $420,341      $(18,326)     $362,199

Changes during 1995:
  Net income                                       103,746                                                    103,746
  Unrealized valuation adjustments:
    Investment securities                           27,508                                       27,508
    Foreign currency translation
      adjustment                                     3,394                                        3,394
    Cash dividends paid of $23.84 per
      share                                        (44,426)                                                   (44,426)
                                                  --------------------------------------------------------------------
Balance at December 31, 1995                       869,344          14,908        420,341        12,576       421,519

Changes during 1996:
  Net income                                       119,399                                                    119,399
  Unrealized valuation adjustments:
    Investment securities                           (8,307)                                      (8,307)
    Foreign currency translation
      adjustment                                    (8,510)                                      (8,510)
  Cash dividends paid of $56.97 per
    share                                         (106,165)                                                  (106,165)
                                                  --------------------------------------------------------------------
Balance at December 31, 1996                       865,761          14,908        420,341        (4,241)      434,753

Changes during 1997:
  Net income                                       122,182                                                    122,182
  Unrealized valuation adjustments:
    Investment securities                            3,500                                        3,500
    Foreign currency translation
      adjustment                                   (24,188)                                     (24,188)
    Cash dividends paid of $50.90 per
      share                                        (94,853)                                                   (94,853)
                                                  --------------------------------------------------------------------
Balance at December 31, 1997                      $872,402         $14,908       $420,341      $(24,929)     $462,082
                                                  ====================================================================

See accompanying notes to consolidated financial statements.
/TABLE

                                       Bank of Hawaii and subsidiaries

                                    Consolidated Statements of Cash Flows


                                                                                      Year ended December 31
                                                                           1997                1996               1995
                                                                       -----------------------------------------------
                                                                                          (In Thousands)
Operating activities
Net income                                                            $122,182            $119,399           $103,746
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Provision for loan losses                                           29,398              21,517             16,672
    Depreciation and amortization                                       36,619              29,091             23,073
    Deferred income taxes                                                8,438               3,651              8,468
    Realized losses (gains) on investment securities
      available for sale                                                (1,482)               (438)               293
    Amortization of deferred lease income                              (30,077)            (25,804)           (24,905)
    Amortization of deferred loan fee income                            (9,969)            (25,902)           (22,148)
    Decrease (increase) in interest receivable                           1,507              (1,364)            (6,390)
    Increase (decrease) in interest payable                            (12,946)             14,432               (181)
    Decrease (increase) in other assets                                  9,010             (24,681)           (46,571)
    Decrease in other liabilities                                      (23,598)            (12,285)            (9,994)
                                                                       -----------------------------------------------
Net cash provided by operating activities                              129,082              97,616             42,063

Investing activities
Proceeds from redemptions of investment securities
  held to maturity                                                     165,007             558,667            877,190
Purchases of investment securities held to maturity                    (93,700)           (552,209)          (482,803)
Proceeds from sales of investment securities available
  for sale                                                             721,840             688,231            650,285
Proceeds from redemptions of investment securities
  available for sale                                                    88,217              81,757            150,000
Purchases of investment securities available for sale                 (850,421)           (969,108)        (1,361,057)
Net (increase) decrease in interest-bearing deposits
  placed in other banks                                                278,501             416,191            (54,416)
Net (increase) decrease in funds sold                                   61,463             (25,747)           (60,274)
Net (increase) decrease in loans                                      (193,399)            132,275           (104,459)
Purchases of premises and equipment                                    (23,754)            (37,017)           (48,262)
Proceeds from sale of premises and equipment                                 -                   -              4,788
Purchase of Bank of Hawaii (PNG) Ltd., net of cash
  and non-interest bearing deposits acquired                            (5,371)                  -                  -
Purchase of Banque d'Hawaii (Vanuatu), Ltd., net of
  cash and non-interest bearing deposits acquired                            -                   -              6,808
Purchase of additional interest in Credipac Polynesie
  and Credipac Nouvelle Caledonie, net of cash and
  non-interest bearing deposits acquired                                     -              (4,114)                 -
                                                                       -----------------------------------------------
Carry forward                                                          148,383             288,926           (422,200)


Brought forward                                                       $148,383            $288,926          $(422,200)

Purchase of Banque de Tahiti and Banque de Nouvelle
  Caledonie, net of cash and non-interest bearing
  deposits acquired                                                          -              18,090                  -
                                                                       -----------------------------------------------
Net cash provided (used) by investing activities                       148,383             307,016           (422,200)
                                                                       -----------------------------------------------
Financing activities
Net increase (decrease) in demand, savings and time
  deposits                                                            (191,633)            180,176            342,782
Proceeds from long-term debt                                           113,491             425,287            756,134
Principal payments on long-term debt                                  (394,845)           (725,080)          (655,415)
Net increase (decrease) in short-term borrowings                       416,408             (69,202)           (73,086)
Net decrease in advance to affiliates                                   15,000              10,000              3,000
Cash dividends                                                         (94,853)           (106,165)           (44,426)
                                                                       -----------------------------------------------
Net cash provided (used) by financing activities                      (136,432)           (284,984)           328,989

Effect of exchange rate changes on cash                                (24,187)             (8,510)             3,394
                                                                       -----------------------------------------------
Increase (decrease) in cash and non-interest bearing
  deposits                                                             116,846             111,138            (47,754)
Cash and non-interest bearing deposits at beginning of
  year                                                                 561,076             449,938            497,692
                                                                       -----------------------------------------------
Cash and non-interest bearing deposits at end of year                 $677,922            $561,076           $449,938
                                                                       ===============================================

See accompanying notes to consolidated financial statements.
/TABLE

                    Bank of Hawaii and subsidiaries

              Notes to Consolidated Financial Statements

                    December 31, 1997, 1996 and 1995


1. Summary of Significant Accounting Policies

The accounting principles followed by Bank of Hawaii and its subsidiaries and the methods of applying those principles conform with generally accepted accounting principles and general practices within the banking industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in financial statements and accompanying notes. Actual results may differ from those estimates and such differences could be material to the financial statements. Certain accounts have been reclassified to conform with the 1997 presentation. The significant accounting policies are summarized below.

Nature of Operations

The Bank of Hawaii and its subsidiaries (the Bank) is the largest bank headquartered in the State of Hawaii and is the primary subsidiary of Pacific Century Financial Corporation (Pacific Century), formerly known as Bancorp Hawaii, Inc. The Bank of Hawaii provides various financial services to customers primarily in Hawaii, areas of the West and South Pacific, and Asia. The majority of the Bank's operations consist of customary commercial and consumer banking services, including, but not limited to, lending, leasing, deposit services, trust and investment activities and trade financing.

Consolidation

The consolidated financial statements include the accounts of Bank of Hawaii and its subsidiaries. Significant intercompany accounts have been eliminated and minority interests recognized in consolidation.

Accounting Changes

On January 1, 1997 Bank of Hawaii adopted the Financial Accounting Standards Board's, (FASB) Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 provides accounting and reporting standards for transfers of financial assets where the transferor has retained some continuing involvement with the asset transferred. Examples of continuing involvement include repurchase agreements, recourse arrangements, and servicing obligations which may be accounted for as a sale if the transferor has surrendered control over the asset.

SFAS No. 125 also requires the recognition of a servicing asset or a servicing liability at fair value whenever an entity agrees to service financial assets and eliminates the previous treatment of an in-substance defeasance by specifying that a debtor shall extinguish a liability if an only if it has been extinguished. The pronouncement also requires that servicing assets be evaluated for impairment by risk characteristics and carried at the lower of capitalized cost or fair value. There was no material effect on Bank of Hawaii's financial position at December 31, 1997 or results of operations for the year then ended from adopting SFAS No. 125.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of financial statements. The Statement requires that all items that meet the definition of components of comprehensive income be reported in a financial statement for the period in which they are recognized. SFAS No. 130 does not specify a specific format for reporting comprehensive income in financial statements, but requires that the amount representing total comprehensive income be displayed in the financial statements. Under existing accounting standards, other comprehensive income include foreign currency translation adjustments, minimum pension liability adjustments, and unrealized gains and losses on available-for-sale securities. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and requires the restatement of financial statements for earlier periods. Its implementation will have no impact on Bank of Hawaii's financial position or results of operations.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the reporting of financial information about operating segments in annual financial statements to stockholders, and requires certain selected segment information in interim reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 will have no material impact on Bank of Hawaii's financial statements. SFAS No. 131 will become effective in 1998 and requires comparative information for earlier years.

Acquisitions

In March 1997, Bank of Hawaii International, Inc. (BOH), a wholly-owned subsidiary of the Bank, acquired 100% of Indosuez Niugini Bank, Ltd. in Papua New Guinea, for approximately $5.6 million. Indosuez Niugini Bank, Ltd. has been renamed Bank of Hawaii (PNG) Ltd. The acquisition was accounted for as a purchase, resulting in $3,328,000 in goodwill, which is being amortized over 15 years. At December 31, 1997 the Bank of Hawaii
(PNG) Ltd. had approximately $80,325,000 in total assets.

In May 1996, BOHI finalized its purchase of majority ownership in Banque de Tahiti (BDT), Bank of Hawaii-Nouvelle Caledonie (BNC), formally known as Banque de Nouvelle Caledonie, and two smaller finance companies for an aggregate cost of $60,500,000. After the acquisitions, BOHI's ownership in BDT increased to 92.4% from 38% and in BNC it increased to 91.5% from 21%. These acquisitions were accounted for using the purchase method, and the resulting goodwill of $12,200,000 is being amortized over 15 years on a straight line basis. Total assets of both BDT and BNC were $921,721,000 and $981,400,000 at year-end 1997 and 1996, respectively.

In March 1995, BOHI acquired the remaining 20% of the shares of Banque d'Hawaii (Vanuatu), Limited. This residual acquisition, like the original 80% purchase of Banque Indosuez Vanuatu, Limited, in 1993, was accounted for using the purchase method. The goodwill recorded in this transaction was $1.1 million and is being amortized over 15 years. The combined purchase price totaled $13.8 million. Total assets were $90,600,000, $89,500,000 and $74,200,000 at year-end 1997, 1996 and 1995, respectively.

The following table discloses assets acquired and liabilities assumed in conjunction with these acquisitions:

                                                                 1997                1996               1995
                                                           -------------------------------------------------
                                                                                (In Thousands)
Assets acquired                                           $1,239,616            $552,657            $14,127
Cash paid for capital stock                                 (209,023)            (60,583)            (1,786)
                                                           -------------------------------------------------
Liabilities assumed                                       $1,030,593            $492,074            $12,341
                                                           =================================================


In December 1997, Bank of Hawaii entered into a definitive purchase contract to acquire Group Paribas' interest in Banque Paribas Pacifique (located in New Caledonia) and Banque Paribas Polynesie (located in French Polynesia). The purchase, which is expected to close in the second quarter of 1998, is subject to approval by regulators in France and the United States. Upon completion of this transaction at least 85% of the Banque Paribas Pacifique shares and 70% of the Banque Paribas Polynesie shares will be transferred to BOHI or its subsidiaries. At December 31, 1997, total assets of Banque Paribas Pacifique and Banque Paribas Polynesia in the aggregate were $291,893,000.

Advertising Costs

The nature of Bank of Hawaii's marketing programs generally do not include direct-response advertising. Bank of Hawaii, therefore, recognizes its advertising costs as incurred.
Advertising expenses were $8,472,000, $9,480,000 and $9,374,000 for 1997, 1996 and 1995, respectively.

Credit Card Costs

Bank of Hawaii issues it own VISA and Mastercard credit cards for which all costs are recognized as period costs. In 1996, Bank of Hawaii entered into certain arrangements with third parties to originate VISA cards in specific target markets. As of year-end 1997 and 1996 the unamortized capitalized origination costs totaled $1,611,000 and $3,740,000, respectively. These costs are being amortized over the anticipated life of the cards, currently five years. As cards are canceled, the unamortized costs are expensed. In 1997, capitalized origination costs totaling $1,606,000 were charged-off due to higher than expected levels of card cancellations.

Cash and Non-Interest Bearing Deposits

Cash and non-interest bearing deposits include the amounts due from other financial institutions as well as in-transit clearings. Under the terms of the Depository Institution Deregulation and Monetary Control Act, the Bank is required to place reserves with the Federal Reserve Bank based on the amount of deposits held. For 1997, 1996 and 1995, the average amount of these reserve balances were $133,314,000, $129,926,000, and $149,040,000, respectively.

Income Taxes

The Bank files a consolidated federal income tax return with Pacific Century and its domestic subsidiaries. Deferred income taxes are provided to reflect the tax effect of temporary differences between financial statement carrying amounts and the corresponding tax basis of assets and liabilities.

The Bank's tax sharing policy provides for the settlement of income taxes between each entity as if each one had filed a separate return. Payments are made to Pacific Century by each entity with tax liabilities, and entities that generate tax benefits receive payments for the benefits as used. Deferred taxes are recorded on the books of the entity which generated the temporary difference.

For lease arrangements, which are accounted for by the financing method, investment tax credits are deferred and amortized over the lives of the respective leases.

Intangible Assets and Amortization

The excess of cost over the fair market value of tangible assets and liabilities purchased in various transactions by the Bank is being amortized using the straight-line method over various periods not exceeding 15 years. Intangibles are reviewed periodically for other than temporary impairment. The amortization expense of these intangibles was $5,634,000, $5,635,000 and $4,212,000 for 1997, 1996 and 1995, respectively.
As of December 31, 1997, the accumulated amortization totaled
$23,156,000.

Servicing assets are recognized when mortgage loans are originated and sold or securitized with servicing rights retained. The capitalized cost of servicing assets is amortized over the estimated life of the related loans. The fair value of servicing assets is estimated based on a review of servicing right values of loans with similar characteristics. An impairment analysis is performed on a periodic basis and includes a review of prepayment trends, delinquency and other relevant factors. For purposes of measuring impairment, servicing assets are stratified by product type. Impairment is recognized when the carrying value of the servicing assets for a stratum exceed its fair value.

Interest Rate and Foreign Currency Risk Management

The Bank utilizes off-balance sheet derivative financial instruments, primarily as an end-user in connection with its risk management activities and, to a lesser extent, as a service to accommodate the needs of customers. Most of the Bank's derivative transactions consist of interest rate swaps and foreign exchange contracts. Other derivative instruments may be employed, from time to time, but in the aggregate, these instruments generally are immaterial.

The Bank utilizes interest rate swaps for purpose other than trading to manage its exposure to interest rate risks. Interest rate swaps are contractual agreements that generally require the exchange of fixed and floating rate payments based on specified financial indices and the underlying notional amount over the life of the agreements.

The accrual method is used to account for interest rate swaps. Under this method, the differential between interest to be paid and received is accrued and recognized as an adjustment to interest income or expense of the designated asset or liability. The fair value of these agreements is not recorded in the consolidated financial statements. Changes in the fair value of swap contracts are not recognized as long as the hedge correlation continues to exist. If the hedge correlation ceases to exist based on effectiveness tests, any existing gain or loss is amortized over the remaining term of the agreement, and future changes in fair value are accounted for on a mark-to-market basis. If the designated asset or liability matures, or is extinguished, any unrealized gain or loss on the related derivative instrument is recognized immediately.

A foreign exchange contract is a commitment to exchange foreign currency at a contracted price on a specified date. These derivative instruments are used for purposes other than trading primarily for asset and liability management activities, and changes in the fair value of both the foreign exchange contracts and related assets or liabilities hedged are offset and not included in the financial results.

Derivative instruments entered into for trading purposes consist of foreign exchange contracts that are used to offset foreign currency positions taken on behalf of the customers and for the company's own account. These derivatives are carried at fair value, and the associated unrealized gains and losses are recognized currently in the statement of income.

International Operations

International operations include certain activities located domestically in the International Banking Group, as well as branches and subsidiaries domiciled outside the United States. The activities of branches located in the West and South Pacific which are denominated in U.S. dollars are classified as domestic. The Bank's international operations are primarily located in Japan, South Korea, Singapore, Hong Kong, Taiwan, French Polynesia and New Caledonia.

Investment Securities

The Bank adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," affecting the statement of condition as of December 31, 1993. Pursuant to the transition provisions of the FASB's Special Report on Statement 115, in December 1995, the Bank transferred $235,099,000 of investment securities classified as held to maturity to the available for sale category. The unrealized gains and losses relating to these securities were $2,082,000 and $2,491,000, respectively. The primary reason for selecting these securities for reclassification was to further enhance the Bank's flexibility in managing its investment portfolio.

Investment securities held to maturity are those securities, which the Bank has the ability and positive intent to hold to maturity. These securities are stated at cost adjusted for amortization of premiums and accretion of discounts. Restricted equity securities represent Federal Home Loan Bank shares recorded at par, which reflects fair value.

Investment securities available for sale are recorded at fair value with unrealized gains and losses recorded as a valuation adjustment in equity, net of taxes. The fair value of mortgage-backed securities is based on quoted prices.

The Bank uses the specific identification method to determine the cost of all investment securities sold.

Loans

Loans are carried at the principal amount outstanding. Interest income is generally recognized on the accrual basis. Net loan fees are deferred and amortized as an adjustment to yield.

The Bank's policy is to place loans on non-accrual when a loan is delinquent over 90 days, unless collection is probable based on specific factors such as the type of borrowing agreement and/or collateral. At the time a loan is placed on non-accrual, all accrued but unpaid interest is reversed against current earnings. Subsequent payments received are generally applied to reduce the principal balance.

Other Real Estate

Other real estate consist of properties acquired through foreclosure proceedings, acceptance of a deed-in-lieu of foreclosure, abandoned bank premises and loans for which possession of the collateral has been taken. These properties are carried at the lower of cost or fair market value based on current appraisals less selling costs. Losses arising at the time of acquiring of such property are charged against the reserve for loan losses. Subsequent declines in property value are recognized through charges to operating expense.

Premises and Equipment

Premises and equipment are stated of cost less allowances for depreciation and amortization.

Depreciation is computed using the straight-line method over lives of two to fifty years for premises and improvements and three to ten years for equipment.

Allowance for Loan Losses

The allowance for loan losses is established through provisions that are charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated future losses. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse conditions that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on loans that may be susceptible to significant changes.

In 1995, the Bank adopted SFAS No. 114. Under the standard, a loan is considered impaired when it is probable that all amounts due according to the contractual terms of the loan will not be collected. Impairment is measured based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, loan losses were based on undiscounted cash flows, the fair value of the collateral for collateral dependent loans or other factors specific to the credit. Cash receipts on impaired loans generally are applied to reduce the carrying value of the loan.

Large groups of smaller balance homogeneous loans, such as residential mortgages and consumer loans are excluded form the scope of SFAS No. 114. Loans in these groups are evaluated collectively for impairment based primarily on the historical loss experience for each portfolio.
2. Investment Securities

The following presents the details of the investment securities portfolio as of December 31, 1997:

                                                                                   Gross              Gross
                                                           Amortized          Unrealized         Unrealized           Aggregate
                                                                Cost               Gains             Losses          Fair Value
                                                             ------------------------------------------------------------------
                                                                                        (In Thousands)
Securities held to maturity
Restricted equity securities                               $  42,987             $     1           $     -           $   42,988
Debt securities issued by:
  United States Treasury and
    agencies                                                 379,239                 421              (379)             379,281
  State and municipalities of the
    United States                                             11,814               1,259                 -               13,073
  Foreign governments                                         62,102                   1              (567)              61,536
Mortgage backed-securities                                   563,892               2,458            (1,847)             564,503
Other debt securities                                         41,583                 417                (6)              41,994
                                                             ------------------------------------------------------------------
                                                          $1,101,617             $ 4,557           $(2,799)          $1,103,375
                                                             ==================================================================

Securities available for sale
Debt securities issued by:
  United States Treasury and
    agencies                                              $  894,331             $ 3,283           $(1,147)          $  896,467
Corporate debt securities                                     64,572                   -                 -               64,572
Mortgage-backed securities                                 1,393,141              11,498            (4,915)           1,399,724
Other debt securities                                         21,335                   -                 -               21,335
                                                             ------------------------------------------------------------------
                                                          $2,373,379             $14,781           $(6,062)          $2,382,098
                                                             ==================================================================


The following presents the details of the investment securities portfolio as of December 31, 1996:

                                                                                   Gross              Gross
                                                           Amortized          Unrealized         Unrealized           Aggregate
                                                                Cost               Gains             Losses          Fair Value
                                                             ------------------------------------------------------------------
                                                                                        (In Thousands)
Securities held to maturity
Restricted equity securities                              $   39,835             $     -          $      -           $   39,835
Debt securities issued by:
  United States Treasury and
    agencies                                                 319,288                 492            (1,428)             318,352
  State and municipalities of the
    United States                                             12,413               1,470                 -               13,883
  Foreign governments                                         74,685               1,922                (7)              76,600
Mortgage backed-securities                                   679,234               2,857            (5,147)             676,944
                                                             ------------------------------------------------------------------
                                                          $1,125,455             $ 6,741          $ (6,582)          $1,125,614
                                                             ==================================================================

Securities available for sale
Debt securities issued by:
  United States Treasury and
    agencies                                              $  966,756             $ 5,423          $ (4,146)          $  968,033
  Foreign governments                                         31,185                   -                 -               31,185
Corporate debt securities                                     66,311                   -                 -               66,311
Mortgage-backed securities                                 1,267,238               8,894            (7,284)           1,268,848
Other debt securities                                             43                   -                 -                   43
                                                             ------------------------------------------------------------------
                                                          $2,331,533             $14,317          $(11,430)          $2,334,420
                                                             ==================================================================

The following presents the details of the investment securities portfolio as of December 31, 1995:

                                                                                   Gross              Gross
                                                           Amortized          Unrealized         Unrealized           Aggregate
                                                                Cost               Gains             Losses          Fair Value
                                                             ------------------------------------------------------------------
                                                                                        (In Thousands)
Securities held to maturity
Restricted equity securities                              $   36,824             $     -           $     -           $   36,824
Debt securities issued by:
  United States Treasury and
    agencies                                                 481,846                 909              (833)             481,922
  State and municipalities of the
    United States                                             33,589               1,802                 -               35,391
  Foreign governments                                         29,090                 326                 -               29,416
Mortgage backed-securities                                   525,929               4,696            (1,392)             529,233
Other debt securities                                          2,527                   1               (24)               2,504
                                                             ------------------------------------------------------------------
                                                          $1,109,805             $ 7,734           $(2,249)          $1,115,290
                                                             ==================================================================

Securities available for sale
Equity securities                                         $   22,663             $     -           $     -           $   22,663
Debt securities issued by:
  United States Treasury and
    agencies                                                 652,740               8,942                (2)             661,680
  Foreign governments                                         26,201                   -                 -               26,201
Mortgage-backed securities                                 1,434,038              12,502            (4,716)           1,441,824
                                                             ------------------------------------------------------------------
                                                          $2,135,642             $21,444           $(4,718)          $2,152,368
                                                             ==================================================================

The following presents an analysis of the contractual maturities of the investment securities portfolio as of December 31, 1997:

                                                                                                                      Estimated
                                                                                                       Cost          Fair Value
                                                                                                    ---------------------------
                                                                                                           (In Thousands)
Securities held to maturity
Due in one year or less                                                                          $  367,594          $  367,286
Due after one year through five years                                                               126,799             128,243
Due after five years through ten years                                                                  130                 130
Due after ten years                                                                                     215                 225
                                                                                                    ---------------------------
                                                                                                    494,738             495,884
Mortgage-backed securities                                                                          563,892             564,503
Restricted equity securities                                                                         42,987              42,988
                                                                                                    ---------------------------
                                                                                                  1,101,617           1,103,375
                                                                                                    ===========================

Securities available for sale
Due in one year or less                                                                             152,466             153,465
Due after one year through five years                                                               667,490             667,114
Due after five years through ten years                                                               46,644              46,765
Due after ten years                                                                                 113,638             115,030
                                                                                                    ---------------------------
                                                                                                    980,238             982,374
Mortgage-backed securities                                                                        1,393,141           1,399,724
                                                                                                    ---------------------------
                                                                                                 $2,373,379          $2,382,098
                                                                                                    ===========================

Proceeds from sales of investment securities available for sale during 1997 were $810.1 million. Gross gains of $169,000 and gross losses of $558,000 were realized on those sales. Tax benefits related to these gains and losses were $136,000 in 1997. The cumulative investment valuation reserve was $5,231,000 (net of taxes) as of December 31, 1997.

Investment securities carried at $3,233,000,000, $3,228,450,000 and $3,142,067,000 were pledged to secure deposits of public (governmental) entities, repurchase agreements and swap agreements at December 31, 1997, 1996 and 1995, respectively. The December 31, 1997 amount included investment securities with a carrying value of $2,299,749,000 and a market value of $2,306,749,000 which were pledged solely for repurchase agreements.

3. Loans

Loans consisted of the following at year-end:

                                                                                    1997               1996                1995
                                                                                 ----------------------------------------------
                                                                                                  (In Thousands)
Domestic loans:
  Commercial and industrial                                                   $1,681,980         $1,755,902          $1,857,597
  Real estate:
    Construction - Commercial                                                    200,251            204,616             189,661
                 - Residential                                                     8,185             16,535              25,056
    Mortgage     - Commercial                                                  1,104,341          1,103,947           1,187,774
                 - Residential                                                 1,737,843          1,595,195           1,679,608
  Installment                                                                    804,365            799,304             767,972
                                                                                 ----------------------------------------------
Total domestic loans                                                           5,536,965          5,475,499           5,707,668

Foreign loans                                                                  1,608,667          1,506,447             795,477
                                                                                 ----------------------------------------------
Subtotal                                                                       7,145,632          6,981,946           6,503,145

Lease financing:
  Direct                                                                         240,680            176,156             118,027
  Leveraged                                                                      273,206            256,133             268,159
                                                                                 ----------------------------------------------
Total lease financing                                                            513,886            432,289             386,186
                                                                                 ----------------------------------------------
Total loans                                                                   $7,659,518         $7,414,235          $6,889,331
                                                                                 ==============================================

Transactions in the allowance for loan losses were as follows:

                                                                                    1997               1996                1995
                                                                                 ----------------------------------------------
                                                                                                  (In Thousands)
Balance at beginning of year                                                   $149,431           $133,872            $131,323
Provision charged to operations                                                  29,398             21,517              16,672
Reserves acquired                                                                   898              6,881                   -
Charge-offs                                                                     (52,871)           (42,932)            (26,812)
Recoveries                                                                       17,534             30,093              12,689
                                                                                 ----------------------------------------------
Net charge-offs                                                                 (35,337)           (12,839)            (14,123)
                                                                                 ----------------------------------------------
Balance at end of year                                                         $144,390           $149,431            $133,872
                                                                                 ==============================================

Commercial and mortgage loans totaling $675,228,000 were pledged to secure public deposits and the Federal Home Loan Bank advance at December 31, 1997.

As of December 31, 1997, $96,156,000 of loans included in the Mortgage - Residential category above are maintained in an available for sale portfolio. The portfolio was recorded at the lower of cost or market on an aggregate basis.

During 1997, Bank of Hawaii capitalized $2,439,000 in mortgage servicing rights; approximately $889,000 for loans purchased and $1,549,000 for loans originated. As of December 31, 1997, Bank of Hawaii's capitalized mortgage servicing rights totaled $6,442,000. In 1997, $833,000 in amortized mortgage servicing rights was recognized as expense. As of December 31, 1997, Bank of Hawaii's servicing portfolio totaled
$1.495 billion.

Non-performing assets, including non-accrual and restructured loans and foreclosed real estate, totaled $78,500,000, $69,406,000 and $47,080,000, as of December 31, 1997, 1996, and
1995, respectively.

4. Premises and Equipment

The following is a summary of data for major categories of premises and equipment:



                                                                                                Accumulated
                                                                                           Depreciation and
                                                                                    Cost       Amortization      Net Book Value
                                                                                  ---------------------------------------------
                                                                                              (In Thousands)
December 31, 1997
Premises                                                                        $266,486          $(93,138)            $173,348
Capital leases                                                                     4,464              (893)               3,571
Equipment                                                                        193,228          (118,633)              74,595
                                                                                  ---------------------------------------------
                                                                                $464,178         $(212,664)            $251,514
                                                                                  =============================================

December 31, 1996
Premises                                                                        $275,714         $ (92,930)            $182,784
Capital leases                                                                     4,464              (714)               3,750
Equipment                                                                        172,323          (103,734)              68,589
                                                                                  ---------------------------------------------
                                                                                $452,501         $(197,378)            $255,123
                                                                                  =============================================

December 31, 1995
Premises                                                                        $249,039         $ (73,920)            $175,119
Capital leases                                                                     4,464              (536)               3,928
Equipment                                                                        131,940           (82,609)              49,331
                                                                                  ---------------------------------------------
                                                                                $385,443         $(157,065)            $228,378
                                                                                  =============================================

The amounts of depreciation and amortization (including capital lease amortization) included in consolidated expense were $31,110,000, $29,209,000 and $22,300,000, in 1997, 1996 and 1995,
respectively.

The Bank's operating leases are for certain branch premises and data processing equipment. The majority of the premises leases provide for a base rent over a specified period with various renewal options thereafter. Portions of certain properties are subleased to others for periods expiring in various years through 2000. Lease terms generally provide for the lessee to pay operating costs such as taxes and maintenance.

Future minimum payments, by year and in the aggregate, for capital leases and noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 1997:

                                                                                                    Capital           Operating
                                                                                                     Leases              Leases
                                                                                                   ----------------------------
                                                                                                         (In Thousands)
1998                                                                                                $     7            $ 11,069
1999                                                                                                      7              10,254
2000                                                                                                      7               9,487
2001                                                                                                      7               8,567
2002                                                                                                      7               7,145
Thereafter                                                                                           34,924              98,843
                                                                                                    -------            --------
Total minimum lease payments                                                                         34,959            $145,365
                                                                                                                       ========
Amounts representing interest                                                                        28,660
                                                                                                    -------
Present value of net minimum
lease payments                                                                                      $ 6,299
                                                                                                    =======

Minimum future rentals receivable under subleases for noncancelable operating leases at December 31, 1997 amounted to $3,106,000.

Rental expense for all operating leases consisted of:

                                                                                    1997               1996                1995
                                                                                 ----------------------------------------------
                                                                                                  (In Thousands)
Minimum rentals                                                                 $19,708            $18,123             $19,454
Sublease rental income                                                             (274)              (365)               (273)
                                                                                 ----------------------------------------------
                                                                                $19,434            $17,758             $19,181
                                                                                 ==============================================

5. Deposits

Interest on deposit liabilities in 1997, 1996 and 1995 consisted of the following:

                                                                                    1997               1996                1995
                                                                                 ----------------------------------------------
                                                                                                  (In Thousands)
Domestic interest bearing
  demand accounts                                                               $ 42,009           $ 40,675            $ 45,355
Domestic savings accounts                                                         18,200             20,808              27,375
Domestic time accounts                                                           102,611             99,023              72,080
Foreign accounts                                                                 101,895             89,758              65,597
                                                                                 ----------------------------------------------
                                                                                $264,715           $250,264            $210,407
                                                                                 ==============================================

Time deposits with balances of $100,000 or more were $2,632,610,000 in 1997. Of this amount, $84,281,000 represents deposits of public (governmental) entities which require collateralization by acceptable securities. The majority of deposits in the foreign category are time deposits in denominations of $100,000 or more.

Maturities of time deposits of $100,000 or more at December 31, 1997 are summarized as follows:

                                                                                                   Domestic             Foreign
                                                                                                   ----------------------------
                                                                                                           (In Thousands)
Under 3 months                                                                                     $408,303          $1,262,044
4 to 6 months                                                                                       141,822             416,786
7 to 12 months                                                                                      164,414              64,759
Greater than 1 to 2 years                                                                            49,486              18,204
Greater than 2 to 3 years                                                                            18,212               2,083
Greater than 3 to 4 years                                                                             6,419               1,437
Greater than 4 to 5 years                                                                             4,851                   -
Greater than 5 years                                                                                 12,735              61,055
                                                                                                   ----------------------------
                                                                                                   $806,242          $1,826,368
                                                                                                   ============================

6. Short-term Borrowings

Details of short-term borrowings for 1997, 1996 and 1995 were as follows:

                                                                                                                Securities Sold
                                                                                                      Other               Under
                                                                                                 Short-Term       Agreements to
                                                                         Funds Purchased         Borrowings          Repurchase
                                                                              -------------------------------------------------
                                                                          (In Thousands)
1997
Amounts outstanding December 31                                               $1,037,475           $107,631          $2,278,424
Average amount outstanding during year                                        $  783,176           $231,364          $2,108,252
Maximum amount outstanding at any
  month end                                                                   $1,037,475           $399,151          $2,309,775
Weighted-average interest rate during year*                                        5.22%              5.32%               5.48%
Weighted-average interest rate on balance
  outstanding at end of year                                                       5.98%              4.30%               5.47%

1996
Amounts outstanding December 31                                               $  707,996           $223,529          $2,075,571
Average amount outstanding during year                                        $  533,647           $315,744          $1,856,842
Maximum amount outstanding at any
  month end                                                                   $  759,138           $429,638          $2,075,571
Weighted-average interest rate during year*                                        6.12%              4.99%               5.39%
Weighted-average interest rate on balance
  outstanding at end of year                                                       5.84%              5.38%               4.91%

1995
Amounts outstanding December 31                                               $  814,700           $336,358          $1,925,240
Average amount outstanding during year                                        $  537,620           $329,420          $2,117,412
Maximum amount outstanding at any
  month end                                                                   $  814,700           $503,815          $2,259,775
Weighted-average interest rate during year*                                        6.12%              3.00%               5.76%
Weighted-average interest rate on balance
  outstanding at end of year                                                       5.57%              4.81%               5.57%

*Average rates for the year are computed by dividing actual interest expense on  borrowings by average daily borrowings.

Funds purchased generally mature on the day following the date of purchase. Other short-term borrowings consist mainly of Foreign Call deposits generally mature in 90 days and bear interest rates that are reflective of rates on borrowings with similar maturities. A one year Bank note for $150.0 million bearing a fixed interest rate of 5.63% matured in November 1997. A Federal Home Loan Bank advance totaling $15.0 million bears an interest rate of 5.65% and matures in December 1998.

Securities sold under agreements to repurchase are accounted for as financing transactions and the obligations to repurchase the identical securities are recorded as liabilities in the statement of condition. The securities underlying the agreements to repurchase continue to be reflected as an asset of the Bank and are held in collateral accounts with third party trustees. At
December 31, 1997, the weighted average contractual maturity of these agreements was 103 days and represent investments by public (governmental) entities, primarily the State of Hawaii ($1.5 billion) and local municipalities ($0.8 billion).

A schedule of maturities of these agreements as of December 31, 1997 are as follows (in thousands):


Overnight                                                                                                            $        -
Less than 30 days                                                                                                       576,296
30 to 90 days                                                                                                           849,484
Over 90 days                                                                                                            852,644
                                                                                                                     ----------
                                                                                                                     $2,278,424
                                                                                                                     ==========

7. Long-Term Debt

Amounts outstanding as of year-end were as follows:

                                                                                    1997               1996                1995
                                                                                 ----------------------------------------------
                                                                                                  (In Thousands)
Subordinated notes                                                              $118,755           $118,707            $118,658
Medium-term notes                                                                      -            199,956             649,746
Federal Home Loan Bank advance                                                    50,000            125,000              25,000
Foreign debt                                                                      42,690             49,556                   -
Capitalized lease obligations                                                      6,299              5,879               5,487
                                                                                 ----------------------------------------------
                                                                                $217,744           $499,098            $798,891
                                                                                 ==============================================

The subordinated notes, which were issued in 1993, bear a fixed interest rate of 6.875% and mature in 2003.

In 1995, the Bank incorporated its existing medium term note program into a $1.0 billion revolving note program. Under the terms of this program, upon repayment of the outstanding notes, the Bank may issue additional notes provided that the aggregate amount outstanding does not exceed $1.0 billion. At December 31, 1997, there was a total of $24,991,000 outstanding under this program, all of which was classified as short-term.

The Federal Home Loan Bank advance bears an interest rate of 6.14% and matures in 1998. At December 31, 1997, loans totaling
$60,000,00 were pledged to secure this advance, along with FHLB stock.

In 1996, Bank of Hawaii borrowed the equivalent of $50.0 million
USD in French Francs. The debt has a fixed interest rate of 5.16% and matures in 1999.

Capitalized lease obligations are for certain condominium units in the Financial Plaza of the Pacific. The lease began in 1993 and has a 60 year term. Lease payments are fixed at $7,000 per year until 2002; $605,000 per year from 2003 to 2007; and $665,000 per year from 2008 to 2012 and are negotiable thereafter.

Long-term debt maturities for the five years succeeding
December 31, 1997 are $50,000,000 in 1998, $42,690,000 in 1999;
none in 2000, none in 2001 and none in 2002.

Interest paid on long-term debt in 1997 totaled $28,230,000.

8. Shareholder's Equity

The Bank is subject to regulatory restrictions that limit cash dividends and loans to Pacific Century. As of December 31, 1997, $342,760,000 of undistributed earnings of the Bank was available for distribution to Pacific Century without prior regulatory approval.

The following is a breakdown of the unrealized valuation adjustment component of shareholder's equity as of December 31:

                                                                                    1997               1996                1995
                                                                                  ---------------------------------------------
                                                                                                  (In Thousands)
Foreign currency translation
  adjustment                                                                   $(30,160)           $(5,974)             $ 2,536
Investment securities                                                             5,231              1,733               10,040
                                                                                  ---------------------------------------------
Unrealized valuation adjustments                                               $(24,929)           $(4,241)             $12,576
                                                                                  =============================================

The Bank is required to maintain certain minimum levels of capital to meet regulatory guidelines. For evaluating capital adequacy, the regulators require the Bank to maintain three capital ratios at specific minimum levels. Tier 1 Capital (common equity reduced by certain intangibles and increased for qualifying preferred shares and minority interests) expressed as a percentage of average risk weighted assets is the Tier 1 Capital Ratio. Total Capital (Tier 1 capital plus qualifying portions of the reserve for loan losses) expressed as a percentage of average risk weighted assets is the Total Capital Ratio. The third ratio is the Leverage Ratio which is Tier 1 Capital divided by average assets. The table below presents the minimum levels that an institution must maintain to qualify as "well capitalized" as it applies to the Bank.

The Federal Deposit Insurance Corporation Improvements Act of 1991 (FDICIA) requires the federal banking regulators to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements and imposes certain restrictions upon banks which meet minimum capital requirements but are not "well capitalized" for purposes of FDICIA. Undercapitalized institutions are subject to regulatory monitoring and may be required to divest themselves of or liquidate subsidiaries. Critically undercapitalized institutions are prohibited from making payments of principal and interest on subordinated debt and are generally subject to the mandatory appointment of a conservator or receiver.

Bank of Hawaii has been notified by its primary regulator of its status as "well capitalized." The Bank's capital ratios exceeded the "well capitalized" minimums at December 31, 1997.

                                                                                                December 31
                                                                                    Well
                                                                             Capitalized
(In Thousands)                                                                   Minimum               1997                1996
                                                                             --------------------------------------------------
Common equity                                                                                    $  872,402          $  865,761
Tier 1 capital                                                                                      818,136             815,983
Total capital                                                                                     1,055,129           1,054,089

Tier 1 capital ratio                                                                6.0%              8.54%               8.57%
Total capital ratio                                                                10.0%             11.01%              11.07%
Leverage ratio                                                                      5.0%              6.63%               6.63%

9. International Operations

The following table provides certain selected financial data for the Bank's international operations for the years ended December
31, 1997, 1996 and 1995:

                                                                                    1997               1996                1995
                                                                                  ---------------------------------------------
                                                                                                  (In Thousands)
Average assets                                                                $3,005,084         $2,795,514          $1,724,347
Average loans                                                                  1,540,294          1,253,695             745,948
Average deposits                                                               2,074,103          1,672,734             994,102
Operating income                                                                 215,876            192,084             107,884
Income before taxes                                                               20,870             17,347               9,353
Net income                                                                        10,243              8,082               4,805

Average assets include short-term, interest-bearing deposits with foreign branches of U.S. banks and large international banks. On average, these deposits were $704,366,000, $584,622,000 and $648,473,000 during 1997, 1996 and 1995, respectively.

To measure international profitability, the Bank maintains an internal transfer pricing system that makes certain income and expense allocations, including interest expense for the use of domestic funds. Interest rates used in determining charges on advances of funds are based on prevailing deposit rates. Overhead is allocated based on services rendered by administration units to profit centers.

By the end of 1997, an economic crisis that first began in Thailand has spread throughout much of Asia. Many countries in the region experienced significant devaluation of their currency, as well as higher interest rates and a general tightening of credit. The tighter credit environment escalated to a liquidity crisis that required the intervention of the International Monetary Fund in South Korea, Thailand and Indonesia. At December 31, 1997 the Bank's cross-border exposure to South Korea, Thailand and Indonesia were $413.2 million, $74.4 million and $21.1 million, respectively. Given the inherent uncertainties and complexities related to the troubled economies in Asia, it is possible that the Bank's estimate of the impact of these uncertainties on its operations may change.

10. Contingent Liabilities

The Bank is a defendant in various legal proceedings and in addition, there are various other contingent liabilities arising in the normal course of business. After consultation with legal counsel, management does not anticipate that the disposition of these proceedings and contingent liabilities will have a material effect upon the consolidated financial statements.

11. Profit Sharing, Retirement and Other Post Retirement Benefit
Plans

Pacific Century provides a deferred compensation profit-sharing plan (Profit Sharing Plan) for the benefit of all employees of the Bank and its subsidiaries who have met the Profit Sharing Plan's eligibility requirements. The Profit Sharing Plan provides for annual contributions based on a schedule of performance levels. The schedule establishes the percentage of adjusted net income to be contributed based on adjusted return on equity. Participants in the Profit Sharing Plan receive up to 50% of their annual allocation in cash. The remaining amounts are deferred and may be invested in various mutual funds, including a fund that invests solely in the common shares of Pacific Century Financial Corporation. Contributions amounted to $8,940,000 in 1997, $8,416,000 in 1996 and $6,987,000 in 1995.

Effective January 1, 1996, the Profit Sharing Plan was enhanced with a company match of $1.25 for each $1.00 in 401(k) contributions made by qualified employees up to 2% of the employee's compensation. For 1997, matching contributions totaled
$2,669,000.

In 1995, Pacific Century froze its non-contributory, qualified defined-benefit retirement plan (Retirement Plan) and excess retirement plan (Excess Plan) which covered salaried employees of Pacific Century and participating subsidiaries who met the Retirement Plan's eligibility requirements. The Excess Plan is a non-qualified excess benefit plan which covers all employees of Pacific Century and participating subsidiaries who have met eligibility requirements. The unfunded Excess Plan recognizes the liability to Excess Plan participants for amounts exceeding those allowed to be included in the Retirement Plan. Benefits were based on years of service and an average of the five highest years of annual compensation. In freezing this Plan, all participants were fully vested in the Plan and final benefits were determined as of December 31, 1995. In conjunction with the termination of the Retirement Plan, qualifying employees who were at least 50 years of age and had 9 years or more of eligible service were offered an early retirement option. The option provided for an extra 5 years of service and 5 years of age for benefit calculation purposes. In addition, the option also provided employees with $250.00 per month until age 65 to defray medical benefit costs. The early retirement option was elected by 340 staff members, almost 75% of those eligible. At the Pacific Century level, the curtailment gain for the retirement plan was $2,971,000 and the curtailment loss for the excess retirement plan was $2,811,000 in 1995. Additionally, qualifying employees whose combined age and years of service exceeded 60 as of December 31, 1995, were provided a transition benefit that allows for an increase in salary changes until the year 2000. Pacific Century's funding policy is to contribute annually an amount that falls within the minimum and maximum range deductible for income tax purposes. Retirement Plan assets are managed by investment advisors in accordance with investment policies established by the Retirement Plan Trustees. Investments are generally marketable securities including stocks, bonds and money market funds.

The following table sets forth both the Retirement Plan and Excess Plan's funded status and amounts recognized in Pacific Century's statement of condition at December 31:

                                                                                    1997               1996                1995
                                                                                  ---------------------------------------------
                                                                                                  (In Thousands)
Actuarial present value of benefit
  obligations:
    Vested benefit obligation                                                   $76,599            $71,406             $71,159
                                                                                  =============================================
    Accumulated benefit obligation                                              $79,314            $74,550             $75,725
                                                                                  =============================================

Projected benefit obligation                                                    $84,243            $81,479             $82,443
Plan assets (primarily marketable
  securities) at fair value                                                      80,201             71,271              63,519
                                                                                  ---------------------------------------------
Projected benefit obligation in
  excess of plan assets                                                          (4,042)           (10,208)            (18,924)
Unrecognized net gain                                                           (10,459)            (6,150)               (836)
Unrecognized net asset at
  December 31                                                                      (633)              (951)             (1,501)
                                                                                  ---------------------------------------------
Accrued pension liability recognized
  in the Statement of Condition of
  Pacific Century Financial
  Corporation                                                                  $(15,134)          $(17,309)           $(21,261)
                                                                                  =============================================

Net pension costs included the following components:

                                                                                    1997               1996                1995
                                                                                  ---------------------------------------------
                                                                                                  (In Thousands)

Service cost benefits earned during
  the period                                                                   $      -             $    -              $6,881
Interest cost on projected benefit
  obligation                                                                      6,065              6,046               8,000
Actual return on assets                                                         (13,502)            (7,187)             (6,122)
Net amortization and deferral                                                     7,067              1,422                 111
                                                                                  ---------------------------------------------
Net periodic pension costs                                                      $  (370)            $  281              $8,870
                                                                                  =============================================

Assumptions used in the accounting were as follows:

                                                                                                December 31
                                                                                    1997               1996                1995
                                                                                   --------------------------------------------
Weighted-average discount rates                                                    7.50%              7.75%               7.50%
Rates of increase in compensation
  levels                                                                           5.00%              5.00%               5.00%
Expected long-term rate of return on
  assets                                                                           9.00%              9.00%               8.50%

As of January 1, 1996, Pacific Century established a defined-contribution money purchase plan for which it will contribute 4% of compensation to all employees of the Bank and its subsidiaries meeting certain eligibility and vesting requirements. The money purchase plan has a one year eligibility requirement and a five year vesting period. Employees meeting these requirements as of January 1, 1996 immediately became participants. For 1997, the money purchase plan contribution totaled $4,574,000.

Pacific Century's postretirement benefits plan provides retirees with group life, dental and medical insurance coverage. The cost of providing these benefits are "shared costs" where both the employer and employees pay a portion of the premium cost. Most of the employees of the Bank and its subsidiaries who have met the eligibility requirements are covered by this plan. The Bank recognizes the transition obligation over 20 years. The Bank has no segregated assets to provide postretirement benefits.

The curtailment of the Retirement Plan and Excess Plan also affected the post retirement benefit plan. A curtailment loss of $772,000 was recorded in 1995 to reflect this change.

The following schedule presents information regarding the accrued post retirement liability and cost as of December 31:

                                                                                    1997               1996                1995
                                                                                  ---------------------------------------------
                                                                                                  (In Thousands)
Accumulated Postretirement Benefit
  Obligation
    Retirees                                                                   $(14,652)          $(15,163)           $(14,515)
    Other Fully Eligible Plan
      Participants                                                               (4,452)            (3,228)             (3,054)
    Other Active Plan Participants                                               (8,643)            (8,457)            (11,095)
                                                                                  ---------------------------------------------

Accumulated Postretirement Benefit
  Obligation                                                                    (27,747)           (26,848)            (28,664)
Unrecognized Transition Obligation
  Being Amortized Over 20 years                                                  10,446             11,142              11,838
Unrecognized Net Gain                                                            (5,302)            (4,494)               (459)
                                                                                  ---------------------------------------------
Accrued Postretirement Benefit
  Liability                                                                    $(22,603)          $(20,200)           $(17,285)
                                                                                   ============================================

The net periodic postretirement
  benefit cost:
    Service Cost                                                                 $1,002             $1,262              $1,046
    Interest Cost                                                                 1,894              2,057               1,912
    Amortization of Transition
      Obligation                                                                    696                696                 647
    Other Amortization and Deferral                                                (189)                 -                   -
                                                                                  ---------------------------------------------
Net Periodic Postretirement
  Benefit cost                                                                   $3,403             $4,015              $3,605
                                                                                  =============================================

The following table presents the assumptions utilized to determine the expense and liability:

                                                                                    1997               1996                1995
                                                                                   --------------------------------------------
Health Care Cost Trend Rate                                                        9.00%              9.00%              15.00%
Dental Care Cost Trend Rate                                                        7.00%              7.00%               7.50%
Weighted Average Discount Rate                                                     7.50%              7.75%               7.50%
Rate of Increase in
  Compensation Level                                                               5.00%              5.00%               5.00%

The health care cost trend rate has been revised in 1996 to 9% per year until the year 1999 and leveling to 7% thereafter. A one percent increase in this assumption (with all other assumptions remaining constant) would increase the service and interest cost components of the net periodic postretirement cost from $2,896,000 to $3,266,000. The impact of this one percent increase in the trend rate would cause the accumulated postretirement benefit obligation to rise from $27,747,000 to $30,457,000 at December 31, 1997.

12. Income Taxes

The Bank's assessment from its parent for income tax provision includes the following significant components:


                                                                                    1997               1996                1995
                                                                                  ---------------------------------------------
                                                                                                  (In Thousands)
Current:
  Federal                                                                       $34,760             $38,095             $39,883
  State                                                                           8,722               9,451               8,737
  Foreign                                                                        15,254              12,082               6,073
                                                                                 ----------------------------------------------
                                                                                 58,736              59,628              54,693
                                                                                 ----------------------------------------------
Deferred:
  Federal                                                                         8,708               2,939               7,817
  State                                                                             643                 712                 651
  Foreign                                                                          (913)                  -                   -
                                                                                 ----------------------------------------------
                                                                                  8,438               3,651               8,468
                                                                                 ----------------------------------------------
Provision for income taxes                                                      $67,174             $63,279             $63,161
                                                                                 ==============================================

The current provision includes taxes on the gains on the sale of securities of $528,600, $157,600 and $335,700 for 1997, 1996 and
1995, respectively.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Bank's deferred tax liabilities and assets as of December 31, 1997, 1996 and 1995 reclassified based on the tax returns of its parent as filed, are as follows:


                                                                                    1997               1996                1995
                                                                                  ---------------------------------------------
                                                                                                  (In Thousands)
Deferred tax liabilities
Lease transactions                                                             $187,566           $181,852            $181,377
Deferred investment tax credits                                                   5,620              6,003               6,851
Accelerated depreciation                                                            906              1,395               1,361
                                                                                  ---------------------------------------------
Total deferred tax liabilities                                                  194,092            189,250             189,589
                                                                                  ---------------------------------------------

Deferred tax assets
Allowance for loan losses                                                        49,644             52,046              50,850
Accrued postretirement benefits                                                   8,741              7,276               6,343
Accrued pension cost                                                              3,541              3,969               4,507
Securities valuation reserve                                                     (3,488)            (1,154)             (6,693)
Others, net                                                                         969               (355)              4,288
                                                                                  ---------------------------------------------
Total deferred tax assets                                                        59,407             61,782               59,295
                                                                                  ---------------------------------------------
Net deferred tax liabilities                                                   $134,685           $127,468             $130,294
                                                                                 ==============================================

For financial statement purposes, the Bank's parent had deferred investment tax credits for property purchased for lease to customers of $5,620,000, $6,003,000 and $6,851,000, at December 31,
1997, 1996 and 1995, respectively. In 1997, 1996 and 1995,
investment tax credits included in the computation of the provision were $383,000, $848,000 and $467,000, respectively.

The following analysis reconciles the federal statutory income tax rate to the effective consolidated income tax rate:

                                                                                    1997               1996                1995
                                                                                    -------------------------------------------
Statutory federal income tax rate                                                  35.0%              35.0%               35.0%
Increase (decrease) in tax rate resulting
  from:
  State taxes, net of federal income tax and
    foreign tax adjustments                                                         3.2                3.6                 3.7
  Tax-exempt interest income                                                       (0.2)              (0.3)               (0.6)
  Low income housing and investment
    tax credits                                                                    (4.3)              (3.1)               (0.8)
  Other                                                                             1.8               (0.6)                0.5
                                                                                    -------------------------------------------
Effective tax rate                                                                 35.5%              34.6%               37.8%
                                                                                    ===========================================

13. Financial Instruments with Off-Balance Sheet Risk

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to manage its own exposure to fluctuations in interest and foreign exchange rates. These financial instruments include commitments to extend credit, standby letters of credit, foreign exchange contracts, interest rate swaps and interest rate option swaps. To varying degrees, these instruments involve, elements of credit foreign exchange contracts, and interest rate risk in excess of the amount recognized in the statements of condition. The contract or notional amounts of these instruments reflect the extent of involvement that the Bank has in each class of financial instruments. The FASB has categorized certain of these off-balance sheet financial instruments that include foreign exchange contracts and interest rate swaps as derivative financial instruments. FASB has further categorized these derivative financial instruments into "held or issued for purposes other than trading" or "trading."

The Bank's exposure to off-balance sheet credit risk is defined as the possibility of sustaining a loss due to the failure of the counterparty to perform in accordance with the terms of the contract. Credit risks associated with off-balance sheet financial instruments are similar to those relating to on-balance sheet financial instruments. The Bank manages off-balance sheet credit risk with the same standards and procedures applied to its commercial lending activity.

Traditional Off-Balance Sheet Risk Instruments

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of the terms or conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may expire without being drawn, the total commitment amount do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on an individual basis. The amount of collateral obtained is based on management's credit evaluation of the customer. The type of collateral varies, but may include cash, accounts receivable, inventory, and property, plant, and equipment.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support borrowing agreements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds cash and deposits as collateral supporting those commitments for which collateral is deemed necessary.

Derivative Financial Instruments Held For Trading

Foreign exchange contracts are contracts for delayed delivery of foreign currency in which the seller agrees to make delivery at a specified future date at a specified price. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in currency rate. Collateral is generally not required for these transactions.

At December 31, 1997, the notional amount of foreign exchange contracts held for trading totaled $427.6 million, with a fair value $(6.8) million. The Bank uses foreign exchange contracts to offset foreign currency positions taken on behalf of its customers and for its own account. The Bank does not maintain significant net open positions in its foreign exchange trading account.

Derivative Financial Instruments Held or Issued for Other Than
Trading

At December 31, 1997 the notional amount of foreign exchange contracts held for other than trading totaled $406.0 million with a fair value of $15.7 million. The Bank uses these foreign exchange contracts primarily for asset and liability management activities. The Bank does not maintain significant net open foreign exchange positions in its other than trading account.

Interest rate options, which primarily consist of caps and floors, are interest rate protection instruments that involve the obligation of the seller to pay the buyer an interest rate differential in exchange for a premium paid by the buyer. This differential represents the difference between current interest rates and an agreed-upon rate applied to a notional amount. Exposure to loss on these options will increase or decrease over their respective lives as interest rates fluctuate. The Bank transacts interest rate options on behalf of its customers and does not maintain significant open positions.

The Bank utilizes interest-rates swaps in managing its exposure to interest-rate risk. These financial instruments require the exchange of fixed and floating rate interest payments based on the notional amount of the contract for a specified period. The Bank has used swap agreements to effectively convert portions of its floating rate loan portfolio to fixed rate. At December 31, 1997, $492.5 million of such "receive-fixed" swaps were in effect. During the year the Bank also entered into several "pay-fixed" swaps totaling $70.0 million to effectively convert the variable loan portfolios of other affiliated subsidiaries of Pacific Century to receive fixed rate.

The Bank's current credit risk exposure on interest-rate swaps is equal to the market value of these instruments plus or minus the market value of any collateral exchanged with swap counterparties. The aggregate credit risk of swaps at year-end 1997 was $1.6 million. At December 31, 1997 the market value of all positions was $(2.4) million compared with $(7.7) million at year-end 1996. Net expense on interest rate swap agreements totaled $(2.5) million, $(4.2) million and $(11.7) million for 1997, 1996 and 1995, respectively.

The table below summarizes by notional amounts the activity for each major category of interest-rate swaps in 1997. The Bank had no deferred gains or losses relating to terminated swap contracts in 1997.


     (in Thousands)                                                                           Receive Fixed           Pay Fixed
---------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                                                                      $1,472,050            $119,297
  Maturities/Amortizations                                                                        (376,814)           (100,524)
                                                                                                -------------------------------
Balance, December 31, 1995                                                                       1,095,236              18,773
  Maturities/Amortizations                                                                        (421,999)            (18,773)
                                                                                                -------------------------------
Balance, December 31, 1996                                                                         673,237                   -
  Additions                                                                                         50,000              70,000
  Maturities/Amortizations                                                                        (230,688)                  -
                                                                                                -------------------------------
Balance, December 31, 1997                                                                        $492,549             $70,000
                                                                                                ===============================

The approximate annual maturities of interest-rate swap agreements outstanding as of December 31, 1997 were:

                                                                             Notional Principal Expected to Mature in
                                                                             ----------------------------------------
(In Thousands)                                                                      1998               1999               Total
Receive-fixed rate swaps:
  Fixed maturity                                                                $100,000            $50,000            $150,000
    Pay rate                                                                       5.72%                  -                   -
    Receive rate                                                                   5.97%              6.46%                   -
  Amortizing (a)                                                                $248,179            $94,370            $342,549
    Pay rate                                                                       5.81%                  -                   -
    Receive rate                                                                   5.21%              5.30%                   -
    (a)  Amortization estimated utilizing average prepayment speeds provided by various dealers in these instruments.

In 1997 the Bank entered into three "pay-fixed interest rate swaps" on behalf of its affiliate banks. One $10.0 million swap matures in 1998 and the Bank's pay rate is 5.99% and receive rate is the three month LIBOR rate. Two other "pay-fixed" swaps totaling $60.0 million mature in 1999 and pay a weighted average rate of 6.41% while receiving interest at the three month LIBOR rate.

14. Fair Values of Financial Instruments

Fair value information about financial instruments, whether or not recognized in the balance sheet are as follows. When possible, fair values are measured based on quoted market prices for the same or comparable instruments. Because many of the Bank's financial instruments lack an available market price, management must use its best judgment in estimating the fair value of those instruments based on present value or other valuation techniques. Such techniques are significantly affected by estimates and assumptions, including the discount rate, future cash flows, economic conditions, risk characteristics, and other relevant factors. These estimates are subjective in nature and involve uncertain assumptions and, therefore, cannot be determined with precision. Many of the derived fair value estimates cannot be substantiated by comparison to independent markets and could not be realized in immediate settlement of the instrument. Certain financial instruments and all non-financial instruments are excluded from disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

The following methods and assumptions were used by the Bank in estimating fair values of financial instruments:

        Cash and Cash Equivalents

        The carrying amounts reported in the balance sheet for cash and short-term investments approximate the fair value of these assets.

        Investment Securities Held to Maturity, Investment Securities Available for Sale and Trading Securities

        Fair values for investment securities are based on quoted market prices, when available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

        Loans

        Fair values of loans are determined by discounting the expected future cash flows of pools of loans with similar characteristics. Loans are first segregated by type such as commercial, real estate, consumer, and foreign and are then further segmented into fixed and adjustable rate and loan quality categories. Expected future cash flows are projected based on contractual cash flows, adjusted for estimated prepayments.

        Deposit Liabilities

        Fair values for non-interest bearing and interest bearing demand deposits and savings are equal to the amount payable on demand (i.e., their carrying amounts) because the products have no stated maturity. Fair values for time deposits are estimated using discounted cash flow analyses. The discount rates used are based on rates currently offered for deposits with similar remaining maturities.

        Short-Term Borrowings

        The carrying amounts of funds purchased, securities sold under agreements to repurchase, and other short-term borrowings approximate their fair values.

        Long-Term Debt

        Fair values for long-term debt are estimated using discounted cash flow analyses, based on the Bank's current incremental borrowing rates for similar types of borrowings.

        Off-Balance Sheet Instruments

        Fair values for off-balance sheet instruments (e.g., commitments to extend credit, standby letters of credit, commercial letters of credit, foreign exchange and swap contracts, and interest rate swap agreements) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing, current settlement values, or quoted market prices of comparable instruments.


The following table presents the fair values of Bank of Hawaii's financial instruments at December 31, 1997, 1996 and 1995.

                                                          1997                    1996                    1995
                                                  -------------------------------------------------------------------
                                                  Book or                 Book or                 Book or
                                                 Notional                Notional                Notional
                                                    Value  Fair Value       Value  Fair Value       Value  Fair Value
                                                  -------------------------------------------------------------------
                                                                             (In Thousands)
Financial Instruments - Assets

Loans (a)                                      $6,916,200  $7,089,100  $6,741,000  $6,913,800  $6,342,400  $6,570,100
Investment securities (b)                       3,483,700   3,442,500   3,459,900   3,460,000   3,262,200   3,267,700
Other financial assets (c)                        415,600     415,600     754,700     754,700     889,100     889,100

Financial Instruments - Liabilities

Deposits                                        7,649,900   7,691,000   7,775,600   7,764,000   6,748,100   6,802,000
Short-term borrowings (d)                       3,423,500   3,423,500   3,007,000   3,007,000   3,076,300   3,076,300
Long-term debt (e)                                217,700     218,900     499,100     450,700     798,900     792,500

Financial Instruments - Off-Balance Sheet

Financial instruments whose contract amounts represent credit risk:

   Commitments to
     extend credit                              4,122,300      10,700   3,840,200      10,200   3,615,200       9,600
   Standby letters of
     credit                                       258,700       5,000     259,700       4,900     224,400       4,200
   Commercial letters of
     credit                                       299,500         400     239,700         400     244,800         400

Financial instruments whose notional or contract amounts exceed the amount of credit risk:

   Foreign exchange
     and swap contracts                           833,600       8,900     631,300         900     510,800       1,200
   Interest rate swap
     agreements                                   562,500     (2,400)     673,200     (7,700)   1,114,000     (8,300)

(a)  Includes all loans, net of reserve for loan losses, and excludes leases.
(b)  Includes both held to maturity and available for sale securities.
(c)  Includes interest-bearing deposits, funds sold, and trading securities.
(d) Includes securities sold under agreements to repurchase, funds purchased and short-term borrowings.
(e)  Excludes capitalized lease obligations.

15. Related Parties and Related Party Transactions

Included in deposits (foreign, demand non-interest bearing, and demand interest bearing) are deposits from its parent and various affiliates (subsidiaries of its parent), totaling $172,097,000 and $10,557,000, respectively. Interest paid on these deposits totaled $9,739,000 in 1997. The Bank paid insurance premiums of $2,954,000 to Pacific Century Insurance Services, an affiliate, in 1997.

Certain directors and executive officers of the Bank, its subsidiary companies, companies in which they are principal owners, and trusts and estates in which they are involved, were loan customers during 1997, 1996 and 1995. These loans were made in the ordinary course of business at the Bank's normal credit terms, including interest rate and collateral requirements. Such loans at December 31, 1997, 1996 and 1995 amounted to $21,383,000,
$19,069,000 and $29,869,000, respectively. During 1997, the
activity in these loans included new borrowings of $21,958,000 and repayments of $23,636,000 and other adjustments of $3,992,000 relating to the changes in directors and the companies and trusts in which they are involved.

16. Subsequent Event (Unaudited)

On February 17, 1998, Pacific Century unveiled a comprehensive two-year reorganization and restructuring program to accelerate expense reduction and improve efficiency. The program will see the merger of First Federal Savings and Loan Association of America (First Federal) with the Bank, the closing of approximately 25 branches in the State of Hawaii, and a comprehensive customer-focused redesign process to begin in 1999. At present, the timing of these changes and their related cost and expenses (including intangibles) have not been determined.

In the near term, the plan calls for First Federal, which was acquired by Pacific Century in 1990, to be merged with the Bank (pending regulatory approval). First Federal branches will be consolidated into the Bank network, and up to 25 branches in Hawaii (approximately 25% of the combined First Federal and the Bank total) will be closed over the next two years. Customer accounts will be consolidated into the Bank's remaining 75 branches throughout the state.

Pacific Century's restructuring program will culminate in 1999 with a comprehensive nine-month redesign process that will put the company on track to met its financial goals. Pacific Century has contracted with a nationally recognized corporate redesign specialist, to aid in this activity.

17. Year 2000 Issues (Unaudited)

The Bank is currently in the process of addressing Year 2000 issues that arise from past date coding practices in both computer software and hardware that used only the last two digits to identify the year. If not corrected, these systems will be unable to correctly distinguish the date in the Year 2000.

The Bank is included in Pacific Century's consolidated Year 2000 project plan, which is designed to identify, assess, and resolve Year 2000 issues. Pacific Century currently estimates the cost to achieve Year 2000 compliance to be approximately $30 million. Additional information regarding the consolidated Year 2000 project is disclosed in Pacific Century's 1997 Annual Report to shareholders.